Exhibit 99

Press Release

Contact: David W. Sharp

(713) 361-2630

For release July 6, 2004

Horizon Offshore Updates Guidance for 2004

HOUSTON-(July 6, 2004)-Horizon Offshore, Inc. (NasdaqNM:HOFF ) today announced updated guidance to the previous projected earnings before interest, taxes, depreciation and amortization (EBITDA) for 2004. The Company expects to report EBITDA of between $25 million and $35 million for the year ended December 31, 2004. Previous guidance was for an EBITDA of between $40 million and $50 million for 2004. The decrease in the projected EBITDA is due to a number of factors. The Company experienced unusually adverse weather in the U. S. Gulf of Mexico during the first half of 2004 and a fire on the Gulf Horizon on May 18, 2004 while in tow from the Gulf of Mexico to Israel. This required Horizon to substitute a comparable vessel to perform the Israel Electric Corporation contract. The Sea Horizon was strategically selected to replace the Gulf Horizon, allowing the contract to stay on schedule. The diversion of the Sea Horizon from its scheduled work in Southeast Asia to substitute for the Gulf Horizon will result in the loss of some revenues in Southeast Asia for the second half of 2004 and has adversely impacted projected EBITDA. The Sea Horizon will relocate to Southeast Asia after completion of the Israel Electric Corporation project.

Despite the decreased revenues in Southeast Asia, the Company anticipates overall improved EBITDA for the second half of 2004 compared to the first half of this year due to the commencement of work on its significant contracts offshore Israel for Israel Electric Corporation and offshore Mexico for Pemex. Horizon collateralized a $9.1 million letter of credit to Israel Electric Corporation required under the contract with proceeds from the issuance of subordinated secured notes on May 27, 2004. The Sea Horizon and the Canyon Horizon have begun mobilization to Israel and are scheduled to arrive in late July 2004 to begin work on the installation of a 30" diameter natural gas transmission system pipeline. This project is estimated to be substantially complete by the end of 2004.

Horizon has begun work on a contract for the construction and installation of several pipelines in the Bay of Campeche for Pemex. The Company has completed the engineering and the procurement of 24" diameter pipe required for the project. The Lone Star Horizon is scheduled to mobilize during the first half of July 2004 to lay and trench pipelines ranging in size from 10" diameter to 24" diameter and will perform one shore approach. The Atlantic Horizon is scheduled to mobilize in early September 2004 to complete minor trenching and perform tie-ins on the Pemex project, which will be substantially completed during the fourth quarter of 2004.

The Gulf Horizon is currently at a shipyard in South Carolina undergoing a damage assessment. The Company purchased a marine hull insurance policy to cover physical damage to the Gulf Horizon while being towed to Israel, which this insurance policy provides for a $0.5 million deductible. Management believes that Horizon’s safety assurance programs and training were key components in the crew’s response during the initial fire-fighting effort and the evacuation of personnel on board the Gulf Horizon with no reports of injury.

"While we expect the existing competitive market conditions to continue in the Gulf of Mexico, we intend to keep a small fleet of vessels available to capitalize on any increase in activity in the Gulf. We will strategically disburse our remaining fleet to international markets. As we begin work on the significant contracts offshore Israel and offshore Mexico, we look forward to increased utilization of our fleet and improved EBITDA during the second half of this year," said Bill Lam, President and Chief Executive Officer.

Horizon Offshore provides marine construction services for the offshore oil and gas and energy industries. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas from newly installed production platforms and other subsea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: industry conditions and volatility; prices of oil and gas; the Company's ability to obtain and the timing of new projects; changes in competitive factors and other material factors that are described from time to time in the Company's filing with the Securities and Exchange Commission.

Actual events, circumstances, effect and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

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